December 22, 2011

Dear Shareholder:

I am writing to update you on some important recent developments in the business of Cornerstone Healthcare Plus REIT, Inc. First, I am pleased to report that our healthcare real estate portfolio is performing well and at a level beyond our initial expectations and our financial condition is strong.  In the quarter ending September 30, 2011, the healthcare real estate portfolio delivered a very strong performance, notwithstanding the current depressed economic climate.  Further, as previewed in our last communication dated October 18, 2011, we are moving forward with the steps necessary to optimize cash flow and shareholder value while positioning the Company for healthy sustainable growth.  This strategy will initially involve the refinancing of a portion of our existing debt at what we expect to be improved financial terms and deploying available cash with the objective of increasing cash available for distribution to shareholders and shareholder value in both the near and long terms.

An important part of the Company’s strategy involves the development of a more efficient advisory arrangement. As further described below, the Board of Directors has determined to enter into a new advisory relationship with a newly formed advisory entity controlled by the co-founder and CEO of Servant Healthcare Investments, LLC, the former sub advisor to the Company. The Board has also appointed John Mark Ramsey as President and Chief Executive Officer of the Company and charged him with implementing the initiatives described herein.  In addition, Mr. Ramsey has accepted a seat as a member of the Board of Directors.  We are very pleased about Mr. Ramsey’s willingness to assume this expanded role. We have valued his leadership in developing the underlying investment portfolio.  Sharon Kaiser will continue to serve as Chief Financial Officer and Secretary of the Company and will continue to be a key member of the Company’s management team.

We are excited about these opportunities and developments and as such would like to share additional details with you.

Net Asset Value Per Share

During the third quarter, Integra Realty Resources, a highly regarded independent appraisal firm that specializes in healthcare real estate appraisals, developed an estimated market value for each of our fifteen healthcare real estate assets, as the basis for calculating a net asset value for the Company as of September 30, 2011. The aggregate appraised value of the individual properties was approximately $197,000,000.  The appraiser also indicated that the appraised value of the properties, if sold as a portfolio, was $206,720,000 including a portfolio premium of 5% as reflected in the marketplace today.  Based upon this valuation the Company’s financial advisor, Robert A. Stanger & Company, has estimated the Net Asset Value per Share of the Company as of September 30, 2011 to be in the range of $9.02 (excluding the portfolio premium) to $9.67 (including the portfolio premium). Please refer to the Company’s current report on Form 8-K filed with the SEC on December 22, 2011 for a detailed discussion of the methods and assumptions used to calculate this estimate.  This value range supports our view that our portfolio of healthcare investments is of excellent quality and performing well.  This Net Asset Value was achieved while approximately $30 million, or 25%, of cash available for investment remained un-invested. We believe that the continued improvement in our property level performance along with the careful deployment of available capital will likely increase shareholder value.

It is important to note that we believe the strong performance of our investments is due in large part to the operators, managers and caregivers we partner with at each of our projects.  Healthcare remains a unique real estate investment sector due to the reliance on the companies and staff that provide the care.  Our management team’s experience as operators in the sector has helped them align us with some of the very best in the industry

Targeted Dividend Levels

We have conducted a careful review of the cash flow available for distribution from our portfolio of real estate assets.  Additionally we have evaluated the potential improvement of such cash flow by refinancing existing mortgage debt and deploying capital into new investments.  We expect to complete these refinancing and capital deployment initiatives during the next three quarters.  Our current forecast is that such initiatives along with a more efficient operating structure should provide sufficient cash to meet a dividend level of approximately 5.0% commencing by the third quarter of 2012. While there can be no assurance that higher distribution levels will be achieved, we believe that such undertakings are in the best interest of shareholders.  For now, we intend to maintain the conservative dividend policy of a 2.5% dividend through the second quarter of 2012.  This approach will help as we seek to secure the support of lenders and partners in the quarters ahead.  Our dividend reinvestment plan and share repurchase plans will remain suspended, other than share repurchases due to death. In accordance with the terms of our repurchase program, the price for these share repurchases will be revised to $9.02 to reflect the Company’s net asset value, exclusive of the portfolio premium.

Management Changes

As previously noted, the Board of Directors unanimously approved the election of John Mark Ramsey as a member of the Board.  Additionally, Mr. Ramsey was appointed as President and Chief Executive Officer of the Company effective December 16, 2011.  As described above, a major focus of the Board and its financial advisor has been a more efficient advisory structure for the Company.  To meet this need, Mr. Ramsey has formed a new real estate advisory firm that will serve as our advisor pursuant to a single advisory agreement that will reduce the overall cost of these services to us.  This advisory agreement will commence on January 1, 2012.

As you know, Mr. Ramsey and Servant Healthcare Investments, LLC, have served as a co-advisor to us.  In this capacity he helped lead the acquisition, asset management, and financing efforts that are generating the strong investment results experienced to date by the Company.  Mr. Ramsey is a longtime industry veteran with over 13 years of healthcare real estate industry specific experience.  If you have had the opportunity to meet Mr. Ramsey you may already know that he cites his previous experience as an owner, operator and developer of senior housing facilities as the core contributor to his success as an investor in the sector.  He actively promotes the value of quality care as being the key driver of value creation in healthcare real estate investing.  Following his time as an owner/operator, Mr. Ramsey was an executive and member of the Executive Committee with CNL Retirement Properties, Inc. There he played a lead role in the investment of over $3 billion of healthcare real estate.  He is passionate about the business and believes, as does the Board of Directors, that the factors influencing the demand and spending in healthcare present significant opportunities for attractive investments and sustainable performance.

Sharon Kaiser will be joining the new advisor and will continue to serve as an Officer of the Company as its CFO and its Secretary.  She will be stepping down as President after having guided the company through several months of transition.  Ms. Kaiser has been and will continue to be an invaluable resource for the Company since its inception.  Ms. Kaiser brings over 10 years of experience as an officer to public real estate companies.  Ms. Kaiser’s leadership in areas of accounting, reporting, financing and strategic planning will serve the Company well and will continue to be a valuable asset to the Company.

Cornerstone Leveraged Advisors will cease providing advisory services to the company on December 31, 2011.

Financial Results for the Second Quarter of 2011

	30-Sep-11	31-Dec-10
Consolidated Balance Sheet
Investments in Real Estate	$148,035,000	$128,868,000
Total Assets	$193,195,000	$170,356,000

Notes Payable	$97,459,000	$80,792,000
Total Liabilites	$108,943,000	$87,592,000
Shareholders' Equity	$84,252,000	$82,764,000

	Three Months Ended		Nine Months Ended
	30-Sep-11	30-Sep-10	30-Sep-11	30-Sep-10

Condendsed Consolidated Statements of Operations
Revenue	$10,836,000	$4,955,000	$31,120,000	$12,068,000
Net Operating Income	$4,015,000	$1,822,000	$12,147,000	$4,433,000
Non Operating Expenses	(1,652,000)	(1,612,000)	(6,061,000)	(4,351,000)
Depreciation and Amortization	(2,100,000)	(1,183,000)	(6,090,000)	(2,753,000)

Operating Income (Loss)	263,000	(973,000)	(4,000)	(2,671,000)
Interest Expense	(1,636,000)	(675,000)	(4,709,000)	(1,546,000)
Noncontrolling Interest Expense (Income)	20,000	(40,000)	(29,000)	(118,000)
Net Income (Loss)	$(1,393,000)	$(1,608,000)	$(4,684,000)	$(4,099,000)

Net Income Loss Per Share	$(0.11)	$(0.18)	$(0.37)	$(0.63)

Modified Funds from Operations (MFFO)
Net Income (Loss)	$(1,393,000)	$(1,608,000)	$(4,684,000)	$(4,099,000)
Non Controlling Interest	20,000	(40,000)	(29,000)	(118,000)
Depreciation and Amortization	2,100,000	1,183,000	6,090,000	2,753,000
Straightline Rent	(242,000)	(101,000)	(691,000)	(247,000)
Real Estate Acquisition Costs	22,000	653,000	1,663,000	1,992,000
MFFO	$507,000	$87,000	$2,349,000	$281,000

MFFO Per Share	$0.04	$0.01	$0.19	$0.04

Conclusion

We are excited about the future for your Company.  We believe that our continued commitment to a strategy of thoughtful asset acquisitions, strong operator and financial partner relationships and active asset management will continue to serve the Company and its investors well in building a successful Company.

Sincerely,

/s/	William A. Bloomer
William A. Bloomer Chairman of the Board of Directors